UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Scudder Advisor Funds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Scudder Cash Reserves Fund

Scudder Development Fund

Scudder Aggressive Growth Fund

Important Proxy News

SPECIAL MEETINGS OF SHAREHOLDERS

On September 2, 2005

Dear Shareholder:

Recently, we distributed proxy materials regarding the Special Meetings of Shareholders for the above-referenced Scudder Funds. Each meeting is scheduled for September 2, 2005 at 9:00 a.m. Eastern Time at the offices of Deutsche Investment Management Americas Inc., 345 Park Avenue, 27th floor, New York, NY, 10154. Our records indicate that we have not yet received your voting instructions.

You are being asked to approve an Agreement and Plan of Reorganization for your Scudder Fund. After careful review, your Fund’s Board has approved the proposal as detailed in the prospectus/proxy statement and recommends that you vote “For” the proposal. We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the cost of additional solicitation and the possibility of a meeting adjournment. Your vote is important no matter how many shares you own. In order for your vote to be represented, we must receive your instructions before 9:00 a.m. on September 2, 2005.

For your convenience, please utilize any of the following methods to submit your vote:

1. By Phone.

Please call Computershare Fund Services toll-free at 866-863-3900. Representatives are available to take your vote Monday through Friday between the hours of 9:00a.m. and 11:00p.m. and Saturday from 12:00p.m. to 6:00p.m. Eastern Time.

2. By Internet.

Visit https://vote.proxy-direct.com and follow the simple on-screen instructions.

3. By Touch-Tone Phone.

Dial the toll-free number found on your proxy card and follow the simple instructions.

4. By Mail.

Simply return your executed proxy card in the envelope provided. However, please try to utilize one of the three options above to register your vote, so it may be received in time for the meeting.

Please take a moment to vote today.

REG